As filed with the Securities and Exchange Commission on July 3, 2007
Registration No. 333-143931

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lightview, Inc.
---------------------------------------------------------
(Exact name of Registrant as specified in its charter)

Nevada ---------------------------------- (State or Other Jurisdiction of Incorporation or Organization)	8051 ---------------------------- (Primary Standard Industrial Classification Code)	20-8097265 ---------------------------------- (I.R.S. Employer Identification Number)

Lightview, Inc.
27 East 13th St., #4e
New York, NY 10003
Phone: (917) 428-8790
Fax: (814) 253-2853
(Address and telephone number of Registrant's principal executive offices)

Lightview, Inc.
27 East 13th St., #4e
New York, NY 10003
Phone: (917) 428-8790
Fax: (814) 253-2853
(Address and telephone number of Registrant's principal place of business or intended principal place of business)

EastBiz.com, Inc.
5348 Vegas Drive
Las Vegas, NV 89108
Tel: 702-871-8678
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all Correspondence to:
David Lubin, Esq.
David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580
Tel No.: (516) 887-8200
Facsimile No.: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share(1)	1,500,000	$0.04(2)	$60,000	$2.22
Total	1,500,000	$0.04	$60,000	$2.22

(1)	Represents common shares currently outstanding to be sold by the selling security holders.

(2)
There is no current market for the securities. Although the registrant's common stock has a par value of $0.001 per share, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the common stock, in good faith and for purposes of the registration fee, based on $0.04 per share. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2007

Lightview, Inc.

1,500,000 Shares of Common Stock

This prospectus relates to the resale of 1,500,000 shares of common stock of Lightview, Inc. which are issued and outstanding and held by persons who are currently our stockholders.

The selling stockholders will be offering and selling our shares of common stock at a price of $0.04 per share until the shares are quoted on the OTC Bulletin Board (or another market) and thereafter at prevailing market prices or privately negotiated prices. There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for quotation on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See "Risk Factors" beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____, 2007

PROSPECTUS SUMMARY

As used in this prospectus, references to “Lightview”, the "Company," "we," “our” or "us" refer to Lightview, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Corporate Background

Lightview, Inc. was incorporated under the laws of the State of Nevada on December 22, 2006. We are a development stage company. From our inception to date, we have not generated any revenues, and our operations have been limited to organizational, start-up, and capital formation activities. We currently have no employees other than our officers, who are also our directors.

Lightview has been established to become engaged in the sale and branding of laser devices used in Low Level Laser Therapy (“LLLT”) for a wide range of applications. LLLT is a type of technology that uses low power, non-thermal laser beams for health and/or cosmetic applications.

Lightview will initially focus on LLLT products that are geared toward the the cosmetic market, and specifically to target the anti-aging sector of that market. Such LLLT products will be used for the cosmetic treatment of skin related problems such as wrinkles and discoloration. The company will later expand into LLLT products that cater to other markets including hair loss, cold sores and other over-the-counter consumer markets. The company intends to sell only laser devices that have already been granted FDA or approval for sale to consumers over the counter, without prescription from a physician.

Our business strategy is to license existing products and thereafter re-package, brand and market such products under the Lightview brand by developing new sales channels. We also intend to market other "brands” of LLLT products with other corporations’ brands.

Our offices are currently located at 27 East 13th St., #4e, New York, NY 10003. Our telephone number is (917) 428-8790. We do not currently have a web site.

The Offering

Securities offered:	1,500,000 shares of common stock

Offering price:	$0.04 per share until the shares are quoted on the OTC Bulletin Board (or another market) and thereafter at market prices or prices negotiated in private transactions

Shares outstanding prior to offering:	3,500,0000 shares of common stock

Shares outstanding after offering:	3,500,0000 shares of common stock

Market for the common shares:
There is no market for our securities. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for quotation on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

Summary Financial Information

As of
February 28,
2007
(Audited)
Balance Sheet Items-
Cash in bank	$48,897

Total current assets	$49,968

Total assets	$49,968

Accrued liabilities	$5,500

Loan from stockholder	$130

Total current liabilities	$5,630

Stockholders' equity	$44,338

	Period Ended	Cumulative
	February 28,	from
	2007	Inception
	(Audited)	(Audited)
Statements of Operations items-
Revenues	$-	$-

General and administrative expenses	$11,124	$14,662

Other income (expense)	$-	$-

Net (loss)	$(11,124)	$(14,662)

(Loss) per common share - Basic and Diluted	$(0.00)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	2,852,542

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.  We are a development stage company and may never be able to effectuate our business plan or achieve any revenues or profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on December 22, 2006 and have no operating history. We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise. We have had no revenues to date. Our operations to date have been focused on organizational, start-up, and capital formation activities. As a development stage company, we are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.

There is nothing at this time on which to base an assumption that business operations will prove to be successful or that we will ever achieve profitability. We do not yet have any licenses or license agreements or other agreements, and there is no assurance that we will be able to obtain such licenses. There can be no assurance we will ever achieve any revenues or profitability. The revenue and income potential of the proposed business and operations plan is unproven as the lack of operating history makes it difficult to evaluate the future prospects of the business. In the case that we will not be able to license a product that has received regulatory approvals, we will not be able to effectuate the business plan. We will be operating in a very competitive market. The cosmetics industry is highly competitive industry and other products and devices exist which target customers seeking similar applications for cosmetic uses. We may find it difficult to market the devices under the Lightview brand as is not yet known to the target markets. Other products that target the same consumer may be cheaper, better known or marketed by large corporations.

2.  We expect losses in the future because we have no revenue.

We are expecting losses over the next twelve months because we do not yet have any revenues to offset the expenses associated with our business development. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3. The Company has not developed any of the laser products it intends to sell and does not have any licenses or other agreements authorizing it to sell such products.

We intend to become engaged in the sale of laser devices used in Low Level Laser Therapy, as described below in the section entitled “Description of Business.” We have not developed any such laser devices nor are we engaged in the research and development of such products. We intend to acquire a license to sell such products from the developers or manufacturers of such products. We do not have any such license or license agreements or other agreements, and there is no assurance that we will be able to obtain such license. We do not have any commitment or understanding to acquire such a license. We have not entered into any negotiations regarding such a license. We have not engaged in any negotiations with any representative of any company regarding the possibility of such a license. No assurances can be given that we will successfully obtain such a license. We cannot guarantee that we will be able to negotiate a license agreement on favorable terms. If we fail to obtain such a license, we will not be able to generate any operating revenues or ever achieve profitable operations, our business may fail, and you may lose your entire investment in us.

4. We have conducted no market research or identification of business opportunities, which may affect our ability to enter into a license agreement authorizing us to sell suitable laser products.

The Company has neither conducted nor have others made available to us results of market research concerning the sale of laser devices for use in low level laser therapy. Therefore, we have no assurances that market demand exists for such products as contemplated by us. Our management has not identified any specific laser product or other transactions for formal evaluation by us. There is no assurance that we will be able to acquire a license agreement on terms favorable to us. Decisions as to which laser products we will seek to obtain a license for will be unilaterally made by our management, which may act without the consent, vote or approval of our stockholders.

5. We may not be able to compete with other types of internationally branded products targeting the same consumer.

The cosmetics industry is highly competitive and will most likely be even more competitive in the future. Our planned products will compete with numerous other products selling to the same target market. Our products will be sold both via the Internet and retail shops. We will compete with products sold by international companies such as L’Oreal, Ann Klein, Clinique and others in the anti-aging industry. In the future, we will be competing with Rogaine, Propecia and other topical liquids in the hair re-growth market and Blistex, Zovirax, and Carmex in the cold sore market.

The entry of one or more large competitors into the potential market could reduce our ability to sell products. Large competitors will have an advantage due to lower costs and a known brand with large marketing budgets. As a re-seller, the company may be at a disadvantage as the costs will always be higher than those of companies manufacturing the devices.

Our competitors in the targeted market are well known, international brands. Should they decide to begin marketing and distributing LLLT devices their entry into the company’s market may disrupt ongoing retail distribution revenues.

6. Cosmetics is an evolving and highly-regulated industry. Any changes in regulation may force the company to change the way it operates.

The cosmetics and beauty industry is an evolving industry that is heavily regulated by various governmental agencies. The FDA may decide to change regulations for products such as LLLT, requiring the manufacturers to obtain new approvals, causing delays in the supply chain and potentially increased prices. Failing to market LLLT products as a result of regulatory issues will have a detrimental effect on the company’s business.

There can be no assurance that federal, state, or local laws or regulatory procedures which might adversely affect our business, financial condition, and results of operations for prospects will not be expanded or imposed.

7.  Import duties, taxes, and lost freight and insurance costs will all impact the plan’s success.

Our products may be imported from various countries necessitating import licenses, duties, taxes and shipping. While there are costs that can be predicted, there may also be unexpected costs such as lost freight, shipping strikes, and insurance premium increases. This will all adversely affect our revenues and our ability to execute our strategic plan.

8. If our business strategy is not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

We have not established any source of revenues to cover our operating costs, and as such, we have incurred an operating loss since our inception. Further, as of February 28, 2007, and December 31, 2006, our cash resources were insufficient to meet our current business plan. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period December 22, 2006 (inception) to December 31, 2006 and February 28, 2007. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

9. Since our officers can work or consult for other companies, their activities could slow down our operations.

Our officers are also members of our board of directors, and they are not required to work exclusively for us. They do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that our directors will devote between 5 and 20 hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required.

10.  We are heavily dependent upon our officers and directors and their marketing expertise, vision, and leadership. The loss of either Mr. Ryan Goldstein or Mr. Daniel Kominars would harm our ability to execute our business plan.

We are dependent on the continued contributions of Ryan Goldstein, our President, Treasurer, and Director, and Daniel Kominars, our Secretary and Director, whose marketing expertise, vision, and leadership would be difficult to replace. If we were to lose either of their services, or if either of them is not available to us when we need him, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement.

8.  Failure to obtain a suitable license agreement authorizing us to sell the laser products we intend to sell could harm our ability to execute our business plan.

We intend to acquire a license to sell such products from the developers or manufacturers of such products. We do not have any such license or license agreements or other agreements, and there is no assurance that we will be able to obtain such license. We do not have any commitment or understanding to acquire such a license. We have not entered into any negotiations regarding such a license. We have not engaged in any negotiations with any representative of any company regarding the possibility of such a license.

Since we are looking to license a product that has already obtained regulatory approvals, we may be unsuccessful in either negotiating a licensing deal or we may find that we will not be price competitive after licensing a product. Additionally, because we will be licensing the rights to devices that have already attained regulatory approvals, we will in effect be relying on these companies to keep their devices in good standing with the regulators. There can be no assurances that these licensors will be able to maintain their regulatory approval.

There can be no assurance that federal, state, or local laws or regulatory procedures which might adversely affect our business, financial condition, and results of operations for prospects will not be expanded or imposed.

10.  If we are unable to obtain funding, our business operations will be harmed. Even if we do obtain financing our then existing stockholders may suffer substantial dilution.

We will require funds to enter into a license agreement, market our future products, produce packaging and design, attend trade shows, produce an infomercial, and establish a website. In the order of importance, depending on funds raised we will enter into a licensing agreement, produce proper packaging and launch our web site to assist in direct sales.

Our business depends heavily on a well thought out marketing plan as well as the ability to secure licensing deals from manufacturers. We anticipate that we will require up to approximately $150,000 to fund our operations for the next twelve months. Such funds may come from the sale of equity and/or debt securities and/or loans. It is possible that additional capital will be required to effectively support our operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause the Company to become dormant. We currently do not have any arrangements or agreements to raise additional capital. Any additional equity financing may involve substantial dilution to our then existing shareholders.

11.  We may not be able to raise sufficient capital or generate adequate revenues to meet our obligations and fund our operating expenses.

We have not had any revenues since our inception. Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenues will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors currently included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

12.  Our officers and directors own a controlling interest in our voting stock, and investors will not have any voice in our management, which could result in decisions adverse to our general stockholders.

Approximately 57.1% of our outstanding common stock is owned by Ryan Goldstein and Daniel Kominars, our officers and directors. As a result, Mr. Goldstein and Mr. Kominars have the ability to control substantially all matters submitted to our stockholders for approval including:

o	election of our board of directors;
o	removal of any of our directors;
o	amendment of our Articles of Incorporation or bylaws; and
o	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

13.  Our directors and officers own a significant percentage of our issued and outstanding shares of common stock, and any future sales of their shares may result in a decrease in the price of our common stock and the value of your investment.

Our directors and officers have control over 57.1% of the issued and outstanding shares of our common stock. The future prospect of sales of significant amounts of shares held by Mr. Goldstein and Mr. Kominars could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.
14.  Because we do not have an audit or compensation committee, stockholders will have to rely on our directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our two directors, who are also our only officers. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

15.  Due to the high-risk circumstances in which we conduct business, we may encounter liability claims in excess of insurance coverage; should such event occur, it may have a material adverse effect upon our financial condition and results of operations.

The sale of LLLT products entails an inherent risk of liability. As we are a development stage company, we do yet have liability insurance for any one exposure. Although we believe that it is in keeping with industry standards, there can be no assurance that claims in excess of any preset limit will not arise. Any such successful claims could have a material adverse effect upon our financial condition and results of operations. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect upon our ability to attract and retain business.

16.  Changes in public perception or changes to the regulations pertaining to our planned products may increase the cost of doing business and may require us to change the way we may market our products.

The cosmetic beauty industry is an evolving industry that is heavily regulated by various governmental agencies. Changes in public perception on products such as the laser products we intend to sell will inherently affect that way we will be able to conduct our future business. The United States Food and Drug Administration may decide to change regulations for products such as ours, forcing us to either re-apply for the proper approvals, which may be too costly for us to bear; in which case we will cease marketing these products. Failing to market our products because of regulatory issues will have a detrimental effect on our business. Our success will depend partially on our ability to satisfy the applicable regulations and requirements regarding our products and our ability to maintain their required licenses. We believe that our operations will not violate any existing federal or state laws. But there can be no assurance that federal, state, or local laws or regulatory procedures which might adversely affect our business, financial condition, and results of operations for prospects will not be expanded or imposed.

Since we will be licensing the rights to devices that have already achieved regulatory approvals, we will in effect be relying on these companies to keep their devices in good standing with the regulators. There can be no assurance that federal, state or local laws or regulatory procedures which might adversely affect our business, financial condition, and results of operations for prospects will not be expanded or imposed.

17.  Regulatory approvals will significantly affect our ability to market our products.

The products we intend to license will require the approval of the United States Food and Drug Administration (the ”FDA”). We intend to initially license products that have already been approved for marketing by the FDA. If a product which we have licensed should lose its FDA approval, our business in this product will be seriously jeoperdized. Without specific FDA approval, we will be unable to market our future products in the United States.

Risks Relating To Our Common Shares

18.  We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, of which 3,500,0000 shares are issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding. The future issuance of an additional 95,500,000 shares of common stock which we are currently authorized to issue may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

19.  Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

20.  There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the NASD over-the-counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

21.  State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

22.  The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires regular management assessments of the effectiveness of our internal controls over financial reporting and eventually, a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We will be required to comply with the requirements of Section 404 for our fiscal year ended December 31, 2007. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

23.  Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

24.  We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorizes us to issue up to 5,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

THE OFFERING

This prospectus relates to the resale by certain selling security holders of the Company of up to 1,500,000 shares of our common stock. Such shares were offered and sold by us to the selling security holders in private placements conducted in January through March 8, 2007, to the selling security holders pursuant to the exemptions from registration under the Securities Act provided by Regulations S of the Securities Act.

The selling security holders will be offering the shares of common stock being covered by this Prospectus at a price of $0.04 per share until the shares are quoted on the OTC Bulletin Board (or another market) and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of common shares by the selling security holders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will be offering the shares of common stock being covered by this prospectus at a price of $0.04 per share until the shares are quoted on the OTC Bulletin Board (or another market) and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.04 per share is based on the price at which the selling stockholders purchased the shares from us. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on December 22, 2006. We are a development stage company. From our inception to date, we have not generated any revenues, and our operations have been limited to organizational, start-up, and capital formation activities. We currently have no employees other than our officers, who are also our directors.

We will initially focus on licensing and selling LLLT devices whose applications are targeted at the cosmetic market, specifically the anti-aging sector of that market. We will license devices that will benefit customers seeking to reduce wrinkles and the discoloration of the skin. We will later expand into other cosmetic markets, including products that target the hair loss and cold sores market. We intend to sell only laser devices that have already been granted FDA approval for sale to consumers over the counter, without prescription from a physician.

We intend to pursue our strategy in the following manner:

a)	License a LLLT product - We intend to license a LLLT product that is already FDA approved. We will seek to label these products under the Lightview name.
b)	Create Packaging - We intend to offer a unique product packaging that will draw consumers’ attention and will advertise the benefits of using LLLT devices on the devices we are selling.
c)
Design a Website - We intend to build an interactive web site that will be considered an informational hub on LLLT’s unique attributes. We will advertise our web-site on other health and beauty sites. Active promotion of the website will be implemented using the latest Search Engine Optimization and Search Engine Marketing techniques.

d)
Launch a Public Relations Campaign- Our goal is to receive as much “free” editorial coverage of our products. We would write to editors of magazines in the health and beauty industry and seek to get stories published on our products.

e)
Showcase and Attend Trade Shows - We will attend trade shows for the health and beauty industry, such as Cosmoprof North America, held in Las Vegas and attended by over 25,000 people. Financing permitting, we intend to have a booth at certain beauty related trade shows; furthering our ability to recruit distributors for our products.

f)
Produce an Infomercial - the Company intends to create a 5 and 15 minute Infomercial which will be given free of charge to distributors and retailers who will then purchase airtime in their respective markets to showcase the infomercial.

Target Markets and Competition

Skin Care / Anti-Aging Market

The skin care and anti-aging market is one of the fasted growing sectors of the cosmetic industry. This market is estimated at $38.3 billion globally. (Louise Prance, “Algae-Based Cosmetic Ingredient Set To Impact Anti-Aging Market," Cosmetics Design, December 20, 2006,
http://www.cosmeticsdesign.com/news/ng.asp?n=72961-atrium-l-oreal-anti-aging-skin-care.)
New products are entering the cosmetic market on a consistent basis. In order to compete in this market, the new products whether crèmes, sprays or topical ointments claim to have new technologies in their products. The buying public is interested in new products and new technologies that can better address cosmetic skin issues; hence the use of LLLT devices in the cosmetic market is expected to grow.

The devices we intend to license will target customers looking for anti-aging products. There have been numerous clinical studies that have shown that LLLT increases collagen production, increases cell metabolism and increases tissue repair. (Dr. Marta Moidlova, “Soft Laser in Cosmetics,” November 3, 2003, http://www.lasermedics.net/handlaser/pdf/laserpartner0062.pdf). We will make use of the extensive research that has already been conducted on the use of LLLT devices for cosmetic applications and this research will be prominent on our packaging and an integral part of our marketing materials.
Our packaging will advertise that low level laser light devices can help to:

◆	energise tissue and stimulate collagen regeneration
◆	smooth out fine lines and shallow wrinkles
◆	reduce fresh stretch marks and minimise fresh new scars

(Dr. Marta Moidlova, “Soft Laser in Cosmetics”, November 3, 2003, http://www.lasermedics.net/handlaser/pdf/laserpartner0062.pdf).

We will be competing with other LLLT products for market share in the Cosmetic sector, such as: the Vitagnost Highlight Pocket Sized Soft Laser, the Nulase Softlaser Plus, the Beurer Soft Laser VSL40, and the Etrans Softlaser.
Hair Loss-Re-growth Market

Male pattern baldness (“MPB”) is the most common form of hair loss for and represents close to 95% of all cases of hair loss in men. Eighty million American men and woman suffer from male pattern baldness many of whom are seeking products that will delay the hair loss or assist in hair re-growth. (“New Survey Finds People Understand the Causes of Hair Loss But are at a Loss when it Comes to Seeking Treatment” International Society of Hair Restoration Surgery Press Release , December 18, 2006 ). Several products on the market target the MPB market such as the better known brands of Propecia and Rogaine.

We will use the same methodology for marketing our hair-re-growth devices as our anti-aging devices. We will make use of the extensive research that has been conducted on this subject and coordinate it into unique packaging and marketing materials. Further, our infomercial will interview experts in the field and showcase testimonials of users of these devices.

We will be competing with other LLLT products for market share in the hair loss-re-growth market we will be competing with products such as: the Hairmax Laser Comb, the Sagora Hair Laser, and the Leimo Laser Comb.

Cold Sore Market

One hundred and thirty six million Americans suffer from cold sores on an annual basis. (“Statistics by Country for Cold Sores,” March 12, 2007, www.wrongdiagnosis.com/c/cold_sores/stats-country.htm). Because of the affects of cold sores- which are typically visible on one’s face, sufferers look for products that offer immediate relief. There are several topical crèmes which compete in this market, one of the better known brands being Zovirax.

We intend to showcase our cold sore LLLT device as a new technology that aids the natural process of healing. Clinical studies have shown that individuals treated with LLLT therapy have a quicker healing time than those treated with conventional products. (Arturo Guerra Alfonso and Pedro José Muñoz; “Lazer therapy of human herpes simples lesions,” March 12, 2007, http://www.rj-laser.com/german/herpes.html). A separate clinical trial of 50 patients, conducted in 1999 at the University of Vienna, found that low-intensity infra-red laser treatment reduced significantly the recurrence of cold sores.” (Celia Dodd; “It works for me: hot treatment for cold sores,” The Times Online, January 21, 2006, http://www.timesonline.co.uk/tol/life_and_style/health/complementary_medicine/article715547.ece)

We intend to include all the scientific evidence conducted on the use of LLLT on the HSV virus. We will include this on our packaging as well as on our infomercial.

In the cold sore market we will be competing with the Bio-Oral.

Revenue Model

We will employ two revenue models: the internet and infomercials. Our internet sales will come from pay advertising, web-logs, and direct affiliation programs. Our infomercial sales will come from agents purchasing air-time and consequently “buyers” ordering products from a call center number that we, or the agent will nominate.

We will direct all of our internet advertising and web-log discussions to our web-site, which will be an e-commerce web site. Customers will be able to purchase our devices on-line using credit cards or online payment services such as Pay Pal. Customers purchasing products on our web-site will net us our highest profit margin. Next, we expect that by using direct affiliation programs where other-web sites link to our site or sell our product online will be our second highest source of income. In this case, we will be paying a percentage of profits or a commission to those sites that directed the customer to purchase our device. Lastly, the infomercial will be a marketing tool that will allow us to expand our product to agents, both in the US and possibly overseas. We intend to sell agents minimum quantities of our devices in order to grant them “time” exclusivity to run our infomercial in their respective territory. We would not look to ship out items from our facility, but rather place the responsibility of the delivery of the products on the agents. Hence, the prices that we will be offering our agents on our devices that will be showcasing our infomercial will be lower than the prices we sell over the internet directly to customers.

Regulatory Approvals
In the United States, the FDA regulates the design, manufacture, distribution, quality standards and marketing of medical devices. There are two principal methods by which FDA regulated devices may be marketed in the United States: 510(k) clearance and pre-market approval (“PMA”). Unless an exemption applies, each medical device we wish to distribute commercially in the United States will require either prior 510(k) clearance or a PMA from the FDA.

We intend to market products which have already been approved by the FDA for marketing in the United States. If we distribute another firm's domestically manufactured device we are required to comply with certain labeling regulations, including place a label on the device such as "Distributed by ABC Firm" or "Manufactured for ABC Firm." If we are a repackager or a relabeler we will not be required to submit a 510(k) if the existing labeling or condition of the device is not significantly changed. The labeling should be consistent with the labeling submitted in the 510(k) with the same indications for use and warnings and contraindications.

After a device is placed on the market, numerous regulatory requirements apply. These include:

•
quality system regulations, or QSRs, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations, which prohibit the promotion of products for uncleared, unapproved or “off label” uses;
•
medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

•	correction and removal regulations, which require that manufacturers report to the FDA any corrections to or removals of distributed devices that are made to reduce a risk to health; and
•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Employees

We have no full time employees at this time. All functions including development, strategy, negotiations and administration are currently being provided by our executive officers on a voluntary basis.

DESCRIPTION OF PROPERTY

The Company’s office is located at 27 East 13th St., #4e, New York, NY 10003. We are leasing such space from Ryan Goldstein who is a director and an officer of our Company, on a month-to-month basis at the rate of $400 month. We believe that this space will be sufficient until we open our first facility and need to hire employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

We have not had any revenues since our inception on December 22, 2006. Over the next twelve months, we intend to license an LLLT product and proceed with selling this product under our own brand. We will seek to raise $150,000 in order to launch our business and marketing plan. The majority of the funds will be used in order to build tools and channels that will advance the market penetration of our products, as further discussed below.

We intend to license a LLLT device for re-branding and repackaging under the Lightview brand. Under our licensing agreement we will seek to receive a reduced price from the manufacturer of the LLLT devices in return for paying a royalty fee on each device we sell. In this manner we will be able to purchase a greater amount of LLLT devices as well as to focus our resources on our marketing strategy. We intend to have as much of the product branding completed at the manufacturers site, in this way outsourcing the entire physical branding and packaging process. We will also seek to license devices from manufacturers of LLLT devices that have: consistent stocks of generic (no label) devices for delivery and/or are able to produce devices on short notice. In case we are forced to purchase stock items with no labels, we will require our labeling to be placed on the devices. Depending on the costs, we may seek to have the manufacturer complete the packaging process at his facility or we may simply ship the products to a local re-packaging center in the United States.

As we purchase more devices from the same manufacturer we expect to be able to improve our payment terms to the manufacturer.

Our marketing strategy will focus on creating a brand name for our products with the least amount of expenditure. We intend to create this branding by showcasing our products utilizing today’s inexpensive media- the internet. We intend to stay away from conventional and expensive advertising strategies such as print, billboard, and the purchase of expensive television airtime. We will use the internet to drive customers to our web-site and produce an infomercial which will be given out for free to future agents/distributors.

Our web-site will be informative in nature and showcase the benefits of our product’s technologies. Our site will be an e-commerce site which will allow interested parties to purchase our products online.

We will make use of internet marketing in the following manner:

a.
Use of Blogs: We intend to utilize the power of direct communication through internet blogs (WebLogs), internet forums where discussions take place), and internet chats (instant communication with individuals online with the ability to instantaneously reply/respond) in order to discuss the benefits of our products.

b.
Pay Advertising - Banner and Email Campaigns. Recent technology has allowed for the capture of specified demographics which will allow us to pay based on clicks on our banner, actual leads registered on our web site, or by actual sales. When building our brand we will seek to get as much exposure for our brand, hence we will place many banners on health and beauty web sites. In order to further target our potential customers and focus expenditures, we will hire web advertising space aggregators such as Value Click which allow advertisers to target banner ads by key demographics including age, gender, household income, race etc.

c.
Direct Affiliation Programs - We intend to create an affiliate program which will allow other web sites to sell our product on-line on their web sites. These web sites will offer their audience information on our products and also allow users to purchase our products through their web-sites. We will pay a commission on the sales generated to the web-site owners through whom our products were purchased through.

Our infomercial will be produced in 5 and 15 minute lengths in order to allow for different purchase or air time. Air time that is more expensive will most likely use the shorter version of the infomercial, whereas late-night time slots may use the extended 15 minute version. The infomercial production will be planned to allow for dubbing into other languages. The foreign language narration of the infomercial will be fairly inexpensive and could even be born by our company. We may therefore dub our infomercial into other languages with large numbers of potential customers, such as German or French. The production will include showcasing customers using our products and giving testimonials as to the effects the products had on them. Because our products are technologically innovative and target markets that are of interest to the general public, we assume that viewers will be interested in watching our infomercial and will lead to solidify our image and eventually “make the sale.”

The infomercial will be the basis of our marketing campaign. We will post our web site as well as a toll free number on the infomercial, which will allow people to call our sales representatives. It is our intention to outsource the “incoming” customer calls.

The tracking of all of our marketing/advertising will be analyzed. We will use backend analysis software such as Onestat.com to analyze the data and source of the leads registering or hitting our site. In this way we will be able to focus our marketing and advertising to the web sites offering us the highest click through / registration and sale of our products.

For our infomercial, we will analyze the incoming traffic to the inbound call centers after one of our infomercials is aired. By comparing dollars spent to sales, we will be able to better focus our future campaigns, thereby getting a better conversion ratio, increasing profits and reducing costs.

It is our intention to sign marketing/distribution agreements with agents who will be responsible for purchasing air-time for our infomercials in their respective territories, which may include areas in the United States and territories overseas. We will require agents to purchase a minimum number of “minutes” in their territories in order to qualify as our exclusive agents. For our future overseas agents, the airings of our infomercials in their territories will most likely be their responsibility as we will require our agents to handle their inbound phone traffic. It is our intention to locate agents that have the ability to expand our product distribution into the conventional sales channels, such as supermarkets, drug stores, and other such venues.

We do not have sufficient resources to effectuate our business. As of February 28, 2007, we had approximately $48,897 in cash. We expect to incur a minimum of $150,000 in expenses during the next twelve months of operations. We estimate that these will be comprised of the following expenses:

Market Analysis	$15,000	Conducting research into the most profitable sector, proper marketing techniques, and possibly questionnaire.
Business Development	$20,000	Securing Licensed products and planning of business strategy.
Legal/Accounting	$20,000	Legal and accounting
Marketing Collateral	$10,000	Logo, brochure, presentation and product sheets
Web Site	$20,000	Web site creation and marketing including SEO, SEM and ad words
Infomercial Production	$35,000	Financing the production of a 5 and 15minute infomercial.
Trade Shows	$30,000	Attend at least 1 trade show and showcase with 1 booth

Accordingly, we will have to raise the funds to pay for these expenses. We may have to borrow money from our officers or issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for will have a severe negative impact on our ability to remain a viable company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the financial statements included herein regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our current directors and officers including their name, age, and business experience.

Name and Business Address	Age	Position

Ryan Goldstein 27 east 13th St. #4e New York, NY 10003	28	Chief Executive Officer, Treasurer, and Director

Daniel Kominars K-Valdemara St. 153-2-13 Riga, Latvia LV 1013	23	Secretary and Director

Mr. Ryan Goldstein has been our director and our President and Treasurer since our incorporation on December 22, 2007. Mr. Goldstein's expertise lies in sales and marketing. He has extensive experience in the real estate sector and has worked in the New York City real estate market for the past six years. Between 2005 to the present, Mr. Goldstein was Director Leasing and Sales at Real Estate Brokerage Company, Cohen Smith Chang in New York City. Between 2004-2005, he was a licensed real estate broker at the Halstead Property Group in New York City. Prior to this, between 2002-2004, he was the principal and owner of Vertical Dwellings Inc, a New York City based licensed real estate agency. Between 2002-2001, he was a licensed real estate broker at the Metropolitan Property Group in New York City.

Mr. Daniel Kominars has been our director and Secretary since joining the Company on December 28, 2007. Mr. Kominars currently acts a self employed real estate broker in Riga, Latvia. From 2004 to the Present, he has worked as a real estate broker in Riga, Latvia. From 2002-2004 he was an analyst at for Selicia Baltic, a company specializing in metal construction. Mr. Kominars has a post-graduate degree in Entomology from the Moscow State University.

There are no familial relationship among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert

Our principal independent accountant is Davis Accounting Group P.C., Cedar City, Utah.
We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors, who are also our officers. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

EXECUTIVE COMPENSATION

Summary Compensation

Since our incorporation on December 22, 2006, Ryan Goldstein has been our President, Treasurer, and Director. He also served as our Secretary from December 22, 2006 until December 28, 2006. On December 22, 2006, we issued 500,000 shares of our common stock to Mr. Goldstein in consideration for his time, efforts, and services rendered in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $500. Our Board of Directors further determined that the value of shares of our common stock in December, 2006 was equal to their par value, $0.001 per share. Mr. Goldstein has not received any other compensation.

Since our incorporation on December 28, 2006, Daniel Kominars has been our Secretary and Director. On December 22, 2006, we issued 1,500,000 shares of our common stock to Mr. Kominars in consideration for his time, efforts, and services rendered in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $1,500. Our Board of Directors further determined that the value of shares of our common stock in December, 2006 was equal to their par value, $0.001 per share. Mr. Kominars has not received any other compensation.

We have no employment agreements with any of our directors or executive officers. We have no pension, health, annuity, bonus, insurance, equity incentive, non-equity incentive, stock options, profit sharing or similar benefit plans. No stock options or stock appreciation rights were granted to any of our directors or executive officers during the period from the date of our incorporation on December 22, 2006 through December 31, 2006, or thereafter.

The following table sets forth information concerning the compensation paid or earned for the period from the date of our incorporation on December 22, 2006 through December 31, 2006 for services rendered to our Company in all capacities by our principal executive officers.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Ryan Goldstein(1)	2006	0	0	500(2)	0	0	0	0	500
Daniel Kominars(3)	2006	0	0	1,500(4)	0	0	0	0	1,500

(1) Mr. Goldstein has been serving as our President, Treasurer, and Director since December 22, 2006. He also served as our Secretary from December 22, 2006 until December 28, 2006.
(2) Represents the value of 500,000 shares of common stock issued on December 22, 2006 in consideration for his time, efforts, and services rendered in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $500. Our Board of Directors also determined that the fair market value of shares of our common stock in April, 2006 was equal to their par value, $0.001 per share.
(3) Mr. Kominars has been serving as our Secretary and Director since December 28, 2006.
(4) Represents the value of 1,500,000 shares of our common stock issued to Mr. Kominars on December 28, 2006 in consideration for his time, efforts, and services rendered in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $1,500. Our Board of Directors further determined that the value of shares of our common stock in December, 2006 was equal to their par value, $0.001 per share.

Outstanding Equity Awards

As of December 31, 2006, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

Ryan Goldstein and Daniel Kominars have been our only Directors since our incorporation on December 22, 2006. Except as disclosed above in the section entitled “Summary Compensation,” our Directors did not receive any compensation for their services rendered to our Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of June 18, 2007, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 3,500,000 shares of our common stock issued and outstanding as of June 18, 2007. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o Lightview, Inc., 27 East 13th St., #4e, New York, NY 10003.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class

Ryan Goldstein(1)	Common	500,000	14.3%
Daniel Kominars (2)	Common	1,500,000	42.8%
Directors and Officers as a Group (2 persons)	Common	2,000,000	57.1%

(1)	Our President, Treasurer, and Director
(2)	Our Secretary and Director

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 22, 2006 by action taken by our board of directors, we issued 500,000 shares of our common stock to Ryan Goldstein, our President, Treasurer, and Director. The shares were issued in consideration for his time, efforts, and services in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $500. Our Board of Directors further determined that the value of shares of our common stock on December 22, 2006 was equal to their par value, $0.001 per share. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Mr. Goldstein was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On December 28, 2006, by action taken by our board of directors, we issued 1,500,000 shares of our common stock to Daniel Kominars, our Secretary and Director. The shares were issued in consideration for his time, efforts, and services in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $1,500. Our Board of Directors further determined that the value of shares of our common stock on December 28, 2006 was equal to their par value, $0.001 per share. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Mr. Kominars was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

Since our inception, December 22, 2006, the Company has been leasing its office space located at 27 East 13th St., #4e, New York, NY 10003 , from Ryan Goldstein, who is a director and an officer of our Company, on a month-to-month basis at the rate of $400 per month.

DIRECTOR INDEPENDENCE

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of June 18, 2007, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling security holders in a private placement made between January-February 2007 pursuant to the exemption from registration under the Securities Act of 1933 provided by Regulations S of the Securities Act. None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 3,500,000 shares of our common stock issued and outstanding as of June 18, 2007. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security Holder	Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering(1)
			# of Shares	% of Class
Zorics Aleksandrs	25,000	25,000	0	0
Malasenkovs Aleksandrs	25,000	25,000	0	0
Ceseiko Andrejs	25,000	25,000	0	0
Stepanovs Andrejs	25,000	25,000	0	0
Renate Aparcenko	50,000	50,000	0	0
Sergejs Belakovs	25,000	25,000	0	0
Janis Broliss	25,000	25,000	0	0
Romans Cigankovs	25,000	25,000	0	0
Artjoms Concarous	12,500	12,500	0	0
Vytautas Dijokas	25,000	25,000	0	0
Margarita Drozaciha	25,000	25,000	0	0
Andrejs Dudarevs	25,000	25,000	0	0
Cebers Eduards	12,500	12,500	0	0
Artis Extermanig	12,500	12,500	0	0
Aleksandrs Goncarova	12,500	12,500	0	0
Julija Gorbunova	25,000	25,000	0	0
Cernekovs Grigorijs	25,000	25,000	0	0
Jolanta Izotova	25,000	25,000	0	0
Linda Janelsina	50,000	50,000	0	0
Minins Jevgenijs	25,000	25,000	0	0

Polikarpovs Jurijs	12,500	12,500	0	0
Jalena Katins	12,500	12,500	0	0
Marina Kozlovska	12,500	12,500	0	0
Viktors Lazarevs	25,000	25,000	0	0
Rolands Liepins	25,000	25,000	0	0
Olga Lobanoka	25,000	25,000	0	0
Igors Luskins	25,000	25,000	0	0
Ligita Malinovska	25,000	25,000	0	0
Sanita Malinovska	25,000	25,000	0	0
Aivis Malinovskis	25,000	25,000	0	0
Andrejs Martinevskis	25,000	25,000	0	0
Olga Matjusenko	25,000	25,000	0	0
Kristiana Misjuna	25,000	25,000	0	0
Katina Natalja	25,000	25,000	0	0
Viktors Okonesnikovs	25,000	25,000	0	0
Jermakovs Olegs	25,000	25,000	0	0
Vidmont Ozolins	25,000	25,000	0	0
Rolands Pakalnietis	25,000	25,000	0	0
Dmitrijs Paramonovs	25,000	25,000	0	0
Jevgenijs Paramonovs	25,000	25,000	0	0
Marks Petkevics	25,000	25,000	0	0
Svetlana Pojasnikova	75,000	75,000	0	0
Svetlana Pojasnikova	25,000	25,000	0	0
Galina Ralko	25,000	25,000	0	0
Margarita Redkina	50,000	50,000	0	0
Tatjana Ribakova	25,000	25,000	0	0
Alnervik Rune	25,000	25,000	0	0

Irina Satalova	12,500	12,500	0	0
Sergejs Satalovs	12,500	12,500	0	0
Andrejs Simonovs	25,000	25,000	0	0
Kristina Smirnova	25,000	25,000	0	0
Irena Smirnova	25,000	25,000	0	0
Tolujevs Stanislavs	12,500	12,500	0	0
Ceseiko Svetlana	25,000	25,000	0	0
Romans Urbans	25,000	25,000	0	0
But Gusaims Vadims	25,000	25,000	0	0
Okolesnikos Valentins	25,000	25,000	0	0
Richards Vitols	25,000	25,000	0	0
Katins Vladimirs	12,500	12,500	0	0
Antons Vostroilovs	25,000	25,000	0	0
Veronica Zironkina	12,500	12,500	0	0

Total	1,500,000	1,500,000	0	0

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 3,500,000 shares of common stock issued and outstanding as of June 18, 2007.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount

Accounting fees and expenses	$4,000.00

SEC registration fee	$2.22

Legal fees and other expenses	$15,000.00

Total	$19,002.22

*Estimated Expenses.

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to eligible for trading on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application. The selling security holders will be offering our shares of common stock at a price of $0.04 per share until the shares are quoted on the OTC Bulletin Board (or another market) and thereafter at prevailing market prices or privately negotiated prices.

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Moreover, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our board of directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of June 18, 2007, there were 3,500,000 shares of common stock issued and outstanding, which were held by 64 stockholders of record.

Transfer Agent

We have not yet appointed a transfer agent.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 3,500,000 shares are issued and outstanding as of June 18, 2007. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Davis Accounting Group P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

FINANCIAL STATEMENT

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS
FEBRUARY 28, 2007, AND DECEMBER 31, 2006

Report of Registered Independent Auditors	F-2

Financial Statements-

Balance Sheets as of February 28, 2007, and December 31, 2006	F-3

Statements of Operations for the Periods Ended February 28, 2007,
December 31, 2006, and Cumulative from Inception	F-4

Statements of Stockholders’ Equity for the Periods from Inception
Through February 28, 2007	F-5

Statements of Cash Flows for the Periods Ended February 28, 2007,
December 31, 2006, and Cumulative from Inception	F-6

Notes to Financial Statements February 28, 2007, and December 31, 2006	F-7

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Lightview, Inc.:

We have audited the accompanying balance sheets of Lightview, Inc. (a Nevada corporation in the development stage) as of February 28, 2007, and December 31, 2006, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the periods ended February 28, 2007, and December 31, 2006, and from inception (December 22, 2006) through February 28, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lightview, Inc. as of February 28, 2007, and December 31, 2006, and the results of its operations and its cash flows for the periods ended February 28, 2007, and December 31, 2006, and from inception (December 22, 2006) through February 28, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenues to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of February 28, 2007, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/S/ Davis Accounting Group P.C.

Cedar City, Utah,
May 29, 2007.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS (NOTE 2)
AS OF FEBRUARY 28, 2007, AND DECEMBER 31, 2006

Assets
	2007	2006
Current Assets:
Cash in bank	$48,897	$120
Prepaid expenses	1,071	-

Total current assets	49,968	120

Total Assets	$49,968	$120

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable - Trade	$-	$528
Accrued liabilities	5,500	1,000
Due to Director and stockholder	130	130

Total current liabilities	5,630	1,658

Total liabilities	5,630	1,658

Commitments and Contingencies

Stockholders' Equity (Deficit):
Preferred stock, par value $0.001 per share, 5,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized; 3,425,000 shares issued and outstanding in 2007;
2,000,000 issued and outstanding in 2006, respectively	3,425	2,000
Additional paid-in capital	55,575	-
(Deficit) accumulated during the development stage	(14,662)	(3,538)

Total stockholders' equity (deficit)	44,338	(1,538)

Total Liabilities and Stockholders' Equity (Deficit)	$49,968	$120

The accompanying notes to financial statement are an integral part of these balance sheets.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (NOTE 2)
FOR THE PERIODS ENDED FEBRUARY 28, 2007, AND DECEMBER 31, 2006,
AND CUMULATIVE FROM INCEPTION (DECEMBER 22, 2006)
THROUGH FEBRUARY 28, 2007

	Periods Ended		Cumulative
	February 28,	December 31,	From
	2007	2006	Inception

Revenues	$-		$-

Expenses:
General and administrative-
Professional fees	9,500	1,000	10,500
Legal fees - Organization costs	-	399	399
Office supplies	90	-	90
Office rent	800	129	929
Other	734	10	744
Officers' compensation paid by issued shares	-	2,000	2,000

Total general and administrative expenses	11,124	3,538	14,662

(Loss) from Operations	(11,124)	(3,538)	(14,662)

Other Income (Expense)	-	-	-

Provision for income taxes	-	-	-

Net (Loss)	$(11,124)	$(3,538)	$(14,662)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	2,852,542	1,100,000

The accompanying notes to financial statements are an integral part of these statements.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (NOTE 2)
FOR THE PERIODS FROM INCEPTION (DECEMBER 22, 2006)
THROUGH FEBRUARY 28, 2007

				(Deficit)
				Accumulated
			Additional	During the
	Common stock		Paid-in	Development
Description	Shares	Amount	Capital	Stage	Total

Balance - December 22, 2006	-	$-	$-	$-	$-

Common stock issued for officers' compensation	2,000,000	2,000	-	-	2,000

Net (loss) for the period	-	-	-	(3,538)	(3,538)

Balance - December 31, 2006	2,000,000	$2,000	$-	$(3,538)	$(1,538)

Common stock issued for cash	1,425,000	1,425	55,575	-	57,000

Net (loss) for the period	-	-	-	(11,124)	(11,124)

Balance - February 28, 2007	3,425,000	$3,425	$55,575	$(14,662)	$44,338

The accompanying notes to financial statements are an integral part of these statements.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE PERIODS ENDED FEBRUARY 28, 2007, AND DECEMBER 31, 2006,
AND CUMULATIVE FROM INCEPTION (DECEMBER 22, 2006)
THROUGH FEBRUARY 28, 2007

	Periods Ended		Cumulative
	February 28,	December 31,	From
	2007	2006	Inception

Operating Activities:
Net (loss)	$(11,124)	$(3,538)	$(14,662)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Common stock issued for officers' compensation	-	2,000	2,000
Changes in net liabilities-
Prepaid rent	(1,071)	-	(1,071)
Accounts payable - Trade	(528)	528	-
Accrued liabilities	4,500	1,000	5,500

Net Cash (Used in) Operating Activities	(8,223)	(10)	(8,233)

Investing Activities:
Cash provided by investing activities	-	-	-

Net Cash Provided by Investing Activities	-	-	-

Financing Activities:
Issuance of common stock for cash	57,000	-	57,000
Due to Director and stockholder	-	130	130

Net Cash Provided by Financing Activities	57,000	130	57,130

Net Increase in Cash	48,777	120	48,897

Cash - Beginning of Period	120	-	-

Cash - End of Period	$48,897	$120	$48,897

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

On December 22, 2006, the Company issued 500,000 shares of common stock, valued at $500 to an officer of the Company for services rendered.

On December 28, 2006, the Company issued 1,500,000 shares of common stock, valued at $1,500 to an officer of the Company for services rendered.

The accompanying notes to financial statements are an integral part of these statements.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2007, AND DECEMBER 31, 2006

(1)	Summary of Significant Accounting Policies

 Basis of Presentation and Organization

Lightview, Inc. (“Lightview” or the “Company”) is a Nevada corporation in the development stage and has not commenced operations. The Company was incorporated under the laws of the State of Nevada on December 22, 2006. The proposed business plan of the Company is to focus on the sale and branding of laser devices used in Low Level Laser Therapy (“LLLT”) for a wide range of applications. LLLT is a type of technology that uses low power, non-thermal laser beams for health and/or cosmetic applications. The accompanying financial statements of Lightview were prepared from the accounts of the Company under the accrual basis of accounting.

In January 2007, the Company began a capital formation activity through a Private Placement Offering (“PPO”), exempt from registration under the Securities Act of 1933, to raise up to $60,000 through the issuance of 1,500,000 shares of its common stock, par value $0.001 per share, at an offering price of $0.04 per share. As of February 28, 2007, the Company had received $57,000 in proceeds from the PPO. The Company also commenced an activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commissions (“SEC”) to register 1,500,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

  Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

 Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

 Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the periods ended February 28, 2007, or December 31, 2006.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2007, AND DECEMBER 31, 2006

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

 Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of February 28, 2007, and December 31, 2006, the carrying value of accounts payable - trade, accrued liabilities, and a loan from a Director and stockholder approximated fair value due to the short-term nature and maturity of these instruments.

 Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Concentration of Risk

As of February 28, 2007, and December 31, 2006, the Company maintained its cash account at one commercial bank. The balance in the account was subject to FDIC coverage.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2007, AND DECEMBER 31, 2006

 Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital or operating leases. Asset recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of February 28, 2007, and December 31, 2006, and expenses for the periods ended February 28, 2007, December 31, 2006, and cumulative from inception. Actual results could differ from those estimates made by management.

 Fiscal Year End

The Company has adopted a fiscal year end of December 31.

(2)	Development Stage Activities and Going Concern

The Company is currently in the development stage, and has no operations. The proposed business plan of the Company is to focus on the sale and branding of laser devices used in LLLT for a wide range of applications. LLLT is a type of technology that uses low power, non-thermal laser beams for health and/or cosmetic applications.

During the periods ended February 28, 2007, and December 31, 2006, the Company was incorporated, received initial working capital through a loan from a Director and stockholder, and commenced a capital formation activity to raise up to $60,000 from the sale of 1,500,000 shares of common stock through a PPO to various stockholders. As of February 28, 2007, the Company had raised $57,000 in proceeds from the PPO. Currently, Lightview is preparing a Registration Statement on Form SB-2 which it intends to file with the SEC to register 1,500,000 shares of its common stock for selling stockholders. The Company also intends to conduct additional capital formation activities through the issuance of its common stock and to commence operations.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2007, AND DECEMBER 31, 2006

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of February 28, 2007, and December 31, 2006, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3)	Loan from Director and Stockholder

As of February 28, 2007, and December 31, 2006, a loan from an individual who is a Director, officer and stockholder of the Company amounted to $130. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no terms for repayment.

(4)	Common Stock

On December 22, 2006, the Company issued 500,000 shares of its common stock to its Director, and President and Treasurer at par value for services rendered. The transaction was valued at $500.

On December 28, 2006, the Company issued 1,500,000 of its common stock to its Director and Corporate Secretary at par value for services rendered. The transaction was valued at the par value of the common stock, or $1,500.

On January 3, 2007, the Board of Directors of the Company approved a PPO, exempt from registration under the Securities Act of 1933, to raise up to $60,000 through the issuance of 1,500,000 shares of its common stock, par value $0.001 per share, at an offering price of $0.04 per share. The PPO had an offering period of 180 days. As of February 28, 2007, the Company had received cash proceeds from the PPO amounting to $57,000. Subsequent to February 28, 2007, the Company fully subscribed the PPO and raised a total of $60,000 in proceeds.

The Company also commenced an activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commissions (“SEC”) to register 1,500,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold. As of May 29, 2007, the Company continued with the preparation of its Registration Statement on Form SB-2, and had not yet filed it with the SEC.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2007, AND DECEMBER 31, 2006

(5) Income Taxes

The provision (benefit) for income taxes for the periods ended February 28, 2007, and December 31, 2006, were as follows (assuming a 15% effective tax rate):

	2007	2006

Current Tax Provision:
Federal-
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$1,669	$531
Change in valuation allowance	(1,669)	(531)

Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of February 28, 2007, and December 31, 2006, as follows:

	2007	2006

Loss carryforwards	$2,200	$531
Less - Valuation allowance	(2,200)	(531)

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the periods ended February 28, 2007, and December 31, 2006, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of February 28, 2007, the Company had approximately $14,662 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire in the year 2027.

(6)	Related Party Transactions

As described in Note 3, as of December 31, 2006, the Company owed $130 to an individual who is a Director, President, Treasurer, and stockholder of the Company.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2007, AND DECEMBER 31, 2006

As described in Note 4, the Company has issued 500,000 shares of its common stock to its Director, President and Treasurer at par value for services rendered. The transaction was valued at $500.

As described in Note 4, the Company has entered into a transaction with its Director and Corporate Secretary for his services, and has issued a total of 1,500,000 shares of its common stock at a value of $1,500.

Effective December 22, 2006, the Company entered into a verbal agreement with an individual who is a Director, President, Treasurer and stockholder of the Company to lease office space for operations in New York City, New York. The monthly lease rental amount is $400, and the term of the lease arrangement is month to month. As of February 28, 2007, the Company had prepaid $1,071 for rent related to the office space. As of December 31, 2006, the Company accrued $129 in office rent expense related to the lease.

(7)	Commitments

The Company has entered into a written agreement for legal services with a law firm located in New York. The Company anticipates that approximately $15,000 of legal fees will be incurred in connection with the preparation and filing activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commissions (“SEC”) to register 1,500,000 of its outstanding shares of common stock on behalf of selling stockholders of the Company.

As discussed in Note 6, the Company entered into a verbal agreement for the lease of office space on a month-to-month basis with an individual who is a Director, officer and stockholder of the Company. The monthly lease amount is $400.

(8)	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, the FASB having previously concluded in those accounting pronouncement that fair value is the relevant measurement attribute. This statement does not require any new fair value measurements. However, for some entities, the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

LIGHTVIEW, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 28, 2007, AND DECEMBER 31, 2006

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including An Amendment of FASB Statement No. 115," which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The decision about whether to elect the fair value option is applied instrument by instrument, with a few exceptions; the decision is irrevocable; and it is applied only to entire instruments and not to portions of instruments. SFAS No. 159 requires disclosures that facilitate comparisons (a) between entities that choose different measurement attributes for similar assets and liabilities and (b) between assets and liabilities in the financial statements of an entity that selects different measurement attributes for similar assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year provided the entity also elects to apply the provisions of SFAS No. 157. Upon implementation, an entity shall report the effect of the first re-measurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. Since the provisions of SFAS No. 159 are applied prospectively, any potential impact will depend on the instruments selected for fair value measurement at the time of implementation. The management of the Company is currently evaluating the impact, if any, that the adoption of SFAS No. 159 will have on its financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Davis Accounting Group P.C. is our registered independent auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation. Our Certificate of Incorporation does not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Our directors cause us to purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent, or as a director, officer, employee or agent or our subsidiaries, and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Securities and Exchange
Commission registration fee	$2.22
Legal fees and miscellaneous expenses (1)	$15,000.00
Auditing fees and expenses (1)	$4,000.00
Total (1)	$19,002.22
(1) Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

On December 22, 2006 by action taken by our board of directors, we issued 500,000 shares of our common stock to Ryan Goldstein, our President, Treasurer, and Director. The shares were issued in consideration for his time, efforts, and services in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $500. Our Board of Directors further determined that the value of shares of our common stock on December 22, 2006 was equal to their par value, $0.001 per share. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Mr. Goldstein was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On December 28, 2006, by action taken by our board of directors, we issued 1,500,000 shares of our common stock to Daniel Kominars, our Secretary and Director. The shares were issued in consideration for his time, efforts, and services in connection with the founding of our Company. Our Board of Directors determined that such services had a value equal to $1,500. Our Board of Directors further determined that the value of shares of our common stock on December 28, 2006 was equal to their par value, $0.001 per share. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Mr. Kominars was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

In January through March of 2007, we issued 1,500,000 shares of common stock to 62 investors. The purchase price paid for such shares was $0.04 per share, amounting in the aggregate to $60,000.00. The shares were offered and sold in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each purchaser represented to us that such purchaser was not a United States person (as defined in Regulation S) and was not acquiring the shares for the account or benefit of a United States person. Each purchaser further represented that at the time of the origination of contact concerning the subscription for the units and the date of the execution and delivery of the subscription agreement for such units, such purchaser was outside of the United States. We did not make any offers in the United States, and there were no selling efforts in the United States. There were no underwriters or broker-dealers involved in the private placement and no underwriting discounts or commissions were paid.

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Certificate of Incorporation of Registrant*
3.2	By-Laws of Registrant*
4.1	Specimen Common Stock certificate*
5.1	Opinion of David Lubin & Associates, PLLC regarding the legality of the securities being registered*
10.1	Form of Regulation S Subscription Agreement *
23.1	Consent of Davis Accounting Group P.C.**
23.2	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)*

* Previously filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 21, 2007
** Filed herewith

UNDERTAKINGS
Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(D) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on July 2, 2007.

LIGHTVIEW, INC.

By:	/s/Ryan Goldstein
Name:	Ryan Goldstein
Title:	President, Treasurer, and Director
(Principal Executive,
Financial, and Accounting
Officer)

By:	/s/ Daniel Kominars
Name:	Daniel Kominars
Title:	Secretary and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ryan Goldstein, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

July 2, 2007	/s/ Ryan Goldstein	Ryan Goldstein	President, Treasurer, and Director

July 2, 2007	/s/ Daniel Kominars	Daniel Kominars	Secretary, and Director